Exhibit 21.1
SUBSIDIARIES OF DICERNA PHARMACEUTICALS, INC.

Name	Jurisdiction of Incorporation
Dicerna Security Corporation	Delaware
Dicerna Cayman	Cayman
Dicerna EU Limited	England
Dicerna Ireland Limited	Ireland